AMENDMENT NO. 1 TO
FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment No. 1 to Fund Participation and Service Agreement (this "Amendment"), dated as of November 14, 2017, is by and between American Fidelity Assurance Company, an Oklahoma corporation (the "Insurance Company"), for itself and on behalf of the Separate Accounts (as defined herein), American Funds Distributors, Inc. ("AFD"), American Funds Service Company  ("Transfer Agent"), Capital Research and Management Company ("CRMC"), and the American Funds Insurance Series (the "Series"), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the "Funds" and, each individually, a "Fund"; the Insurance Company, AFD, Transfer Agent, CRMC, Series may be referred to herein as the "Parties").

The Parties entered into that certain Fund Participation and Service Agreement, dated as of August 19, 2014 (the "Agreement"), pursuant to which Class 1 Shares of the Funds were made available to the Insurance Company and the separate accounts of the Insurance Company listed on Exhibit B to the Agreement (the "Separate Accounts") as underlying investment vehicles for certain variable annuity contracts offered by Insurance Company.  The Parties wish to make certain amendments to the Agreement as provided herein.

AGREEMENT

Now, therefore, for good and valuable consideration received and acknowledged by the Parties, the Agreement is hereby amended as follows:
1.	Authorization; Services. The first sentence of Section 1(a) is hereby deleted and replaced with the following:

"As distributor of the Series, AFD agrees to make full and fractional Class 1 Shares of the Funds listed on the attached Exhibit A (which may be updated from time to time, without formal amendment, to reflect Funds that offer such share class) available to the Insurance Company for itself and on behalf of the Separate Accounts pursuant to the terms of the Agreement, provided Insurance Company agrees to give the Series and CRMC at least 30 days' notice prior to modifying the Funds listed as underlying investment options to the Contracts. AFD reserves the right to approve any proposed change by the Insurance Company."

2.	Exhibit A. Exhibit A to the Agreement is hereby deleted and replaced with Exhibit A attached hereto.

3.	No Other Modification. All other terms and provisions of the Agreement not expressly amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date written above.

AMERICAN FIDELITY ASSURANCE COMPANY for itself and on behalf of the Separate Accounts By: /s/Ronald J. Byrne Name: Ronald J. Byrne Title: Senior Vice President
AMERICAN FUNDS DISTRIBUTORS, INC. By: /s/Timothy McHale Printed Name: Timothy McHale Title: Secretary
AMERICAN FUNDS INSURANCE SERIES By: /s/Steven I. Koszalka Printed Name: Steven I. Koszalka Title: Secretary
AMERICAN FUNDS SERVICE COMPANY By: /s/Angela M. Mitchell Printed Name: Angela M. Mitchell Title: Secretary
CAPITAL RESEARCH AND MANAGEMENT COMPANY By: /s/Michael J. Dawner Printed Name: Michael J. Dawner Title: Senior Vice President and Secretary

EXHIBIT A
TO AMENDMENT NO. 1
TO FUND PARTICIPATION
AND SERVICE AGREEMENT

EXHIBIT A TO FUND PARTICIPATION AND SERVICE AGREEMENT

Class 1

1.	AFIS International Fund (VII)
2.	AFIS Blue Chip Income and Growth Fund (VIBC)